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                                                              EXHIBIT 23E

                      CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in Post-Effective Amendment No. 1 to Registration Statement No. 33-57889 on
Form S-3 and related Prospectus of U S West, Inc., U S West Capital Funding, Inc., U S West Financing I, U S West Financing II and U S West Financing III, and to the incorporation by reference therein of our report dated February 7, 1995, with respect to the consolidated financial statements of Time
Warner Entertainment Company, L.P. included in the Current Report on Form 8-K of U S West, Inc. dated May 23, 1995, as amended by Forms 8-K/A on July 12, 1995 and August 24, 1995, filed with the Securities and Exchange Commission.


                                         ERNST & YOUNG LLP

New York, New York
October 30, 1995